Exhibit 10.9

TCR2, INC.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), made this first day of October, 2015, is entered into by TCR2, Inc., a Delaware corporation (the “Company”), and Patrick Baeuerle (the “Consultant”).

INTRODUCTION

The Company desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Company. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1. Services.

1.1 During the Consultation Period (as defined herein), the Consultant agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company (the “Services”). Consultant agrees that the Company may, at its discretion, publicize the fact that Consultant is providing Services to the Company by featuring his biography on the Company’s website (if any) and in marketing material relating to the Company and/or its affiliates. During the time Consultant is providing Services, he will hold the title of “President” of the Company.

1.2 The Company acknowledges that the Consultant is concurrently providing consulting services for MPM Asset Management LLC (“MPM”) and for Harpoon Therapeutics, Inc. (“Harpoon”), separate and apart from his Services to the Company. It is understood and agreed that Consultant’s Services under this Agreement will be consistent with Consultant’s obligations to MPM and to Harpoon; provided, however, that Consultant shall use his reasonable best efforts and all due diligence in performing the Services.

2. Compensation.

2.1 Consulting Fees. The consideration described below in this Section 2.1 constitutes the full consideration for the consulting services to be provided by the Consultant to the Company.

(a) The Company shall pay to the Consultant consulting fees of Euros 15,416.66 per month (annualized to Euro 185,000, gross sum), payable in Euros monthly on the last day of each month. Payment for any partial month shall be prorated. Consultant shall also be eligible, at the discretion of the Board of Directors, for an annual bonus equal to up to 33% of the annual fees paid hereunder, based on Consultant’s performance and the Company’s performance, pro-rated as necessary for the period of time over which Consultant provides the Services.

2.2 Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable and necessary expenses incurred or paid by the Consultant in connection with, or related to, the performance of his services under this Agreement. The Consultant shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month. The Company shall pay to the Consultant amounts shown on each such statement within 30 days after receipt thereof. Notwithstanding the foregoing, the Consultant shall not incur total expenses in excess of US$1,000 per month without the prior written approval of the Company.

2.3 Benefits. The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.

3. Term and Termination.

3.1 This Agreement shall commence upon the date hereof (the “Effective Date”) and shall continue until the first anniversary of the Effective Date, after which it shall automatically extend for additional one-year periods (such period, as it may be extended, being referred to as the “Consultation Period”) by mutual consent of the Parties, and unless sooner terminated in accordance with the provisions of Section 3.2.

3.2 Without limiting any rights which either party to this Agreement may have by reason of any default by the other party (which shall include the right to terminate this Agreement for Cause (as defined herein) as well as any other remedies that may be available at law or in equity), each party reserves the right to terminate this Agreement at its convenience by written notice given to the other party. Such termination shall be effective upon the date not earlier than 30 days following the date of such notice as shall be specified in said notice.

3.3 Sections 3 through 15 hereof shall survive termination or expiration of this Agreement, unless otherwise explicitly provided herein. In addition, termination of this Agreement shall not affect the Company’s obligation to pay for services previously performed by the Consultant or expenses reasonably incurred by the Consultant for which the Consultant is entitled to reimbursement under Section 2.2, above.

4. Cooperation. The Consultant shall use his best efforts in the performance of his obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

5. Non-Competition. During the Consultation Period, the Consultant shall not, either or alone or in association with others, directly or indirectly provide services for other commercial entities that are not affiliated with MPM.

6. Inventions and Proprietary Information.

6.1 Inventions. All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others and whether during normal business hours or otherwise, if related to the business of the Company (collectively, “Inventions”), shall be the sole property of the Company. Without limiting the generality of the foregoing, it is understood and agreed that “Inventions” shall include any of the foregoing inventions, discoveries, computer programs, data, technology, designs, innovations and improvements that arise from the Consultant’s performance of services for the Company or from the use of the Company’s Proprietary Information. The Consultant hereby assigns and agrees to assign to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Consultant also hereby waives all claims to moral rights in any Inventions.

6.2 Proprietary Information.

(a) The Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company he will have access to and contact with Proprietary Information. The Consultant agrees that he will not, during the Consultation Period or at any time thereafter, disclose to others, or use for his benefit or the benefit of others, any Proprietary Information or Invention.

(b) For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of his service as a consultant to the Company.

(c) The Consultant’s obligations under this Section 6.2 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 6.2, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of the Board of Directors of the Company.

(d) Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company.

(e) The Consultant represents that his retention as a consultant with the Company and his performance under this Agreement does not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

6.3 Remedies. The Consultant acknowledges that any breach of the provisions of this Section 6 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

7. Defense and Indemnification. The Company agrees, at its sole expense, to defend Consultant against, and to indemnify and hold Consultant harmless from, any liability, claim, judgment, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including without limitation reasonable attorneys’ fees and other costs and expenses of defense) relating to a claim or suit by a third party against Consultant, either arising from this Agreement, the Consultant’s performance of services for the Company under this Agreement, or any Company products or services which result from the Consultant’s performance of services under this Agreement.

8. Independent Contractor Status. The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. Consultant is free to determine the time and place of the Services to be provided under this Agreement. Consultant warrants to perform his obligations under this Agreement with the usual standard of diligence but does not guarantee the achievement of any specific commercial objectives. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

9. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9.

10. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

11. Entire Agreement. This Agreement and the Stock Agreement constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

12. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

13. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

14. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.

15. Miscellaneous.

15.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

15.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

15.3 In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

TCR2, INC.

By:	/s/ Gregory Sieczkiewicz
Name: Gregory Sieczkiewicz
Title: Secretary

CONSULTANT

/s/ Patrick Bauerle
Patrick Baeuerle

November 1, 2016

Patrick Baeuerle, PhD

BY EMAIL

Dear Patrick,

This letter serves to amend your Consulting Agreement dated October 1, 2015 (the “Consulting Agreement”) with TCR2, Inc. (“TCR2”) in certain respects, as set forth below. Capitalized terms used in this letter but not otherwise defined are as defined in the Consulting Agreement. Except as set forth below, the Consulting Agreement remains unmodified and in full force and effect.

•	Your compensation under Section 2.1(a) of the Consulting Agreement will be revised to Euros 3,837.83 per month, annualized to Euros 46,055.00.

Best,

/s/ Garry Menzel

Garry Menzel
Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Patrick Bauerle
Patrick Baeuerle, PhD